Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this registration statement filed under Schedule B and in the related prospectus of KfW for the registration of debt securities of our report dated March 3, 2020, with respect to the consolidated financial statements as at December 31, 2019 and for the fiscal year from January 1, 2019 to December 31, 2019 of KfW, included in KfW’s Annual Report on Form 18-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/S/ DIRK MÜLLER-TRONNIER	/S/ MATTHIAS KOCH
Wirtschaftsprüfer	Wirtschaftsprüfer
(German Public Auditor)	(German Public Auditor)

Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Eschborn, Germany

May 18, 2020